Filed pursuant to Rule 424(b)(5)
Registration File No. 333-287177
Supplement No. 1 dated February 20, 2026

To Prospectus Supplement dated May 12, 2025
(To Prospectus dated May 12, 2025)

Up to $110,000,000
Common Stock
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This supplement (this “Supplement”) updates and supplements the prospectus supplement, dated May 12, 2025 (the “Prospectus Supplement”), filed with the Securities and Exchange Commission (the “SEC’) as part of our registration statement on Form S-3 (File No. 333-287177), relating to the offer and sale of shares of common stock, par value $0.00l per share, of Middlesex Water Company (“we”, “our”, “us” and the “Company”) having an aggregate offering price of up to $110,000,000. Sales of shares, if any, under this Supplement and the Prospectus Supplement may be made through our Sales Agents, from time to time, in negotiated transactions that are deemed to be an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act of 1933, as amended (the “Securities Act”). This Supplement shall be read in conjunction with the Prospectus Supplement and the accompanying prospectus. Capitalized terms used and not defined in this Supplement shall have the meanings ascribed to such terms in the Prospectus Supplement. Except as set forth herein, the Prospectus Supplement remains unchanged. This Supplement is not complete without and may only be delivered or utilized in connection with the Prospectus Supplement and any future amendments or supplements thereto.

This Supplement is being filed to update the information contained in the Prospectus Supplement to reflect (i) the entry on February 20, 2026 of the Amendment to the ATM Equity Offering Sales Agreement (the “Amendment”) that was originally entered into on May 12, 2025, and (ii) the filing of the Company's Annual Report on Form 10-K for the year ended December 31, 2025.

The Amendment provides for (l) Huntington Securities, Inc. to be added as an additional Sales Agent and (2) Janney Montgomery Scott LLC to be removed as a Sales Agent. Accordingly, each reference to the term “Sales Agent” or “Sales Agents” in the Prospectus Supplement is hereby amended and shall (l) include Huntington Securities, Inc. and (2) exclude Janney Montgomery Scott LLC. Further, all references to “Janney Montgomery Scott LLC” and “Janney Montgomery Scott” in the Prospectus Supplement shall hereafter be deemed to be deleted and replaced with “Huntington Securities, Inc.” and “Huntington Capital Markets,” as applicable, and each reference to the term “Sales Agreement” in the Prospectus Supplement shall be deemed to mean the Sales Agreement, as amended by the Amendment.

After giving effect to the Amendment, the Sales Agents are BofA Securities, Inc., Robert W. Baird & Co. Incorporated and Huntington Securities, Inc.

The financial statements as of December 31, 2025 and for the year ended December 31, 2025 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control Over Financial Reporting) as of December 31, 2025 incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2025 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements as of December 31, 2024 and for each of the two years in the period ended December 31, 2024 incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2025 have been audited by Baker Tilly US, LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance on the report of Baker Tilly US, LLP, an independent registered public accounting firm, given on their authority as experts in auditing and accounting.

As of the date of this Supplement, we have sold approximately 560,000 shares of our common stock under the Prospectus Supplement for gross proceeds of approximately $30 million, leaving approximately $80 million available to be offered by this Supplement, the Prospectus Supplement and the accompanying prospectus. Our common stock is traded on the Nasdaq Global

Select Market (“Nasdaq”) under the symbol “MSEX.” On February 19, 2026, the last reported sale price of our common stock on Nasdaq was $54.47 per share.
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Investing in shares of our common stock involves substantial risks that are described in the “Risk Factors” sections beginning on page S-5 of the Prospectus Supplement, on page 5 of the accompanying prospectus and discussed in our Annual Report on Form 10-K for the year ended December 31, 2025, our Quarterly Reports on Form 10-Q and other reports and information that we file from time to time with the SEC, which are incorporated by reference into the Prospectus Supplement and the accompanying prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this Supplement, the Prospectus Supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
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BofA Securities	Baird	Huntington Capital Markets

The date of this Supplement is February 20, 2026